SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

March 31, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 13, 2014, at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect two Class I Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and to approve by non-binding vote our executive compensation.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

GEORGE F. COLONY

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 13, 2014 for the following purposes:

1.	To elect the two Class I directors named in the accompanying proxy statement to serve until the 2017 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	To approve by non-binding vote our executive compensation.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 27, 2014 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 2, 2014 to the date of the meeting at our offices, located at 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

If you are unable to be present personally, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

GAIL S. MANN

Secretary

Cambridge, Massachusetts

March 31, 2014

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 13, 2014

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2014 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 13, 2014 at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about March 31, 2014.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board”, refer to our fiscal year which began on January 1, 2013 and ended on December 31, 2013 as “fiscal 2013,” and refer to our fiscal year ending December 31, 2014 as “fiscal 2014”. We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 27, 2014 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 19,009,614 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014, and “FOR” approval of the non-binding vote on our executive compensation.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions.

In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class I directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, and FOR approval by non-binding vote of our executive compensation as provided in Proposal Three.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposal Three, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class I directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), and to approve the non-binding vote on our executive compensation (Proposal Three).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two and Three) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 13, 2014

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available on our website at www.forrester.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of March 6, 2014 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;

(ii)	each of the executive officers named below in the Summary Compensation Table;

(iii)	each member of our Board of Directors; and

(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of March 6, 2014 and shares underlying restricted stock units scheduled to vest within 60 days of March 6, 2014.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Shares Subject to Exercisable Options and vesting restricted stock units	Percentage of Outstanding Shares
George F. Colony c/o Forrester Research, Inc. 60 Acorn Park Drive, Cambridge, MA 02140(1)	7,934,198	—	40.5%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210(2)	2,750,200	—	14%

P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022(3)	1,765,762	—	9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022(4)	1,094,651	—	5.6%

Henk Broeders	1,807	65,000	*
Robert Galford(5)	18,015	30,625	*
George Hornig	283	15,000	*
Gretchen Teichgraeber	4,407	40,000	*
Michael Welles	10,123	52,500	*
Michael Doyle	5,227	80,750	*
Clifford Condon	337	7,125	*
Michael Morhardt	4,541	10,000	*
Ellen Daley	—	—	*
Dennis van Lingen	1,160	51,875	*
Directors, named executive officers, and other executive officers as a group (15 persons)(1)(5)	7,982,296	418,812	42%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2013, as reported in a Schedule 13G filed with the SEC on February 14, 2014, stating that Wellington Management Company, LLP has shared voting power with respect to 2,141,458 shares and shared dispositive power with respect to 2,750,200 shares.

(3)	Beneficial ownership as of February 20, 2013, as reported in a Schedule 13D/A filed with the SEC on February 21, 2013, stating that P2 Capital Master Fund I, L.P. has shared voting power and shared dispositive power with respect to 662,825 shares, P2 Capital Master Fund VI, L.P. has shared voting power and shared dispositive power with respect to 1,102,937 shares and P2 Capital Partners, LLC and Claus Moller have shared voting power and shared dispositive power with respect to 1,765,762 shares.

(4)	Beneficial ownership as of December 31, 2013, as reported in a Schedule 13G filed with the SEC on January 29, 2014, stating that BlackRock, Inc. has sole voting power with respect to 1,056,712 shares and sole dispositive power with respect to 1,094,651shares.

(5)	Includes 2,633 shares held in trust for Mr. Galford’s adult children, as to which Mr. Galford disclaims beneficial ownership.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. George F. Colony and Michael H. Welles are the Class I directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class I directors until the 2017 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the Class I directors named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that Messrs. Colony and Welles will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee and sitting director about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s and each sitting director’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that all of our directors, including the two nominees for election at the 2014 annual meeting of stockholders, has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR CLASS I DIRECTORS — TERM EXPIRING 2017

George F. Colony, age 60, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his more than thirty years of experience in the research industry, including 30 years as our chief executive officer, and his significant ownership stake in the Company.

Michael H. Welles, age 59, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based facility security systems company. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2002. We believe Mr. Welles’ qualifications to serve on our Board of Directors include his considerable knowledge of the information technology industry, his experience as the chief operating officer of a company he co-founded, and his many years of general management experience in global technology companies.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2016

Henk W. Broeders, age 61, a Class II director, became a director of Forrester in May 1998. Mr. Broeders has been serving as the chief executive officer of Jaarbeurs, an events and conferences company located in the Netherlands, since October 2013. Mr. Broeders was an independent consultant from February 2013 until October 2013, and previously, from October 2003 until February 2013, Mr. Broeders was a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. We believe Mr. Broeders’ qualifications to serve on our Board of Directors include his many years of operational and management experience in the management consulting business, along with his experience with and perspective on European business as a Dutch national who worked for a firm headquartered in France.

George R. Hornig, age 59, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Senior Managing Director and Chief Operating Officer of PineBridge Investments, an independent investment advisor. From 2006 until November 2010, Mr. Hornig was Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of Alternative Investments at Credit Suisse. We believe Mr. Hornig’s qualifications to serve on our Board of Directors include his three decades of finance and management experience in the investment banking and private equity business.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2015

Robert M. Galford, age 61, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 60, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is the chief executive officer of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media, as well as the gender diversity she brings to our Board of Directors.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock-based awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock-based awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held ten meetings during fiscal 2013. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, attended the 2013 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held eight meetings during fiscal 2013. The responsibilities of our Audit Committee and its activities during fiscal 2013 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held eleven meetings during fiscal 2013. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning more than 40% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities. We do not have a single lead director because our Board of Directors is small enough that the independent directors work effectively together as a group and the presiding director at meetings of the independent directors rotates among the chairmen of the committees.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award a combination of time-based stock options and restricted stock units generally vesting over three to four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we cap our bonus at 1.8 times target company performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our executive bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. In accordance with our by-laws, the 2015 Annual Meeting will be held on May 12, 2015.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2013 Business Results

In 2013, the Company met revenue and exceeded operating income and earnings per share guidance for the year. Revenues in 2013 were up only slightly from the prior year, principally due to sales and bookings challenges experienced in 2012. During 2013, the Company also invested in certain initiatives to support future growth, including the establishment of a dedicated consulting organization to deliver project consulting services to the Company’s clients, thereby providing more time for research analysts to write relevant research and provide shorter-term advisory services. Targets under the Company’s executive cash incentive plan were set taking into account the prior year’s performance and new initiatives, and bonuses under the plan were earned at target levels, as discussed below.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of the current cash compensation opportunity for our executive officers is made through our Amended and Restated Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”). As described in more detail below, payments under the plan are based on company financial performance metrics (for 2013, booked sales accounts or “bookings” and adjusted operating profit). By design, our plan pays more when we perform well and less, or nothing, when we do not. For example, our 2011 operating results were strong but below targeted levels, resulting in only a partial payout under the Executive Cash Incentive Plan, and our disappointing 2012 operating results resulted in no payout under the Executive Cash Incentive Plan. In contrast, our 2013 operating results were consistent with our targeted levels, resulting in a full payout under the Executive Cash Incentive Plan.

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, in the form of both restricted stock units (RSUs) and stock options. In 2013, all RSUs and stock options granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term shareholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2013 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 40.5% of our common stock.

Compensation Program Changes in 2013

Base Salary and Short-Term Cash Incentive Compensation.    Based on a review of market data, during its annual executive compensation review our Compensation and Nominating Committee (the “Committee”) increased the base salaries of our named executive officers eligible for compensation adjustments in 2013 by an average of 9.9% over 2012, while increasing the target cash incentive bonus amounts of such named executive officers by an average of 7.5% over 2012. The Committee also approved compensation increases for two of our named executive officers in connection with their promotions to new positions.

Say on Pay Stockholder Vote.    As we have done each year since 2011, in 2013 we submitted our executive compensation program to an advisory vote of our stockholders and, consistent with the results of our previous say on pay votes, it received the support of more than 95% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered such feedback when setting our executive cash compensation program and granting equity awards to executives in 2013, and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;

•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;

•

align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of stock options and restricted stock units (RSUs); and

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;

•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;

•	assesses relevant market data; and

•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

Although it has the authority to do so, the Committee did not engage an independent compensation consultant in 2013 because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements. The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2013, the Committee primarily considered data from the Radford Global High Technology Survey, which included companies with annual revenues from $200 million to $500 million, as well as comparable companies in the geographies applicable to our executives. For each of the Company’s executive officers, other than Mr. Colony, the data the Committee reviewed included comparative market percentiles for total annual cash compensation opportunity (or “on-target earnings”). The Committee determined that the average on-target earnings of the named executive officers eligible for compensation adjustments in 2013, other than Mr. Colony, were in approximately the 31st percentile of the comparative market data. In setting 2013 executive compensation, the Committee increased the base salary and target short-term cash incentive of each such officer to the extent necessary to reach at least the 50th percentile of the applicable comparative market data for on-target earnings. Since Mr. Colony owns such a substantial percentage of our common stock, the Committee generally does not deem the available market data as comparable and does not place substantial weight on such data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options and RSUs; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2013, as illustrated below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 40% of total target compensation for these individuals, while the base salary for Mr. Colony represented approximately 60.7% of his total target compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options or RSUs to him, resulting in a higher ratio of base salary to total target compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In 2013, taking into account the market data discussed above, the Committee increased the base salaries of Michael Doyle, Dennis van Lingen and Ellen Daley by an average of approximately 13.2% over 2012. The Committee determined that these increases were necessary in order to maintain market competitiveness, particularly as 2012 base salaries had been frozen at 2011 levels and no short-term cash incentive payments were made under our Executive Cash Incentive Plan in 2012. Because Michael Morhardt was hired as our Chief Sales Officer late in 2012, he was not eligible for a compensation adjustment until 2014. The Committee elected not to increase Mr. Colony’s 2013 base salary or other compensation from their 2012 levels, in part due to the Company’s failure to meet its bookings targets in 2012.

Effective October 1, 2013, the Committee approved an additional 15% increase to Mr. van Lingen’s base salary in connection with his promotion to Chief Product Officer. In addition, effective upon Cliff Condon’s appointment as Chief Research Officer as of October 1, 2013, the Committee set Mr. Condon’s base salary at $278,000 on an annualized basis for the remainder of 2013, with a 3.0% increase to take effect January 1, 2014.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award; and

•	the Company’s financial performance.

Effective January 1, 2013, as part of its executive compensation reviews, the Committee increased target cash incentive bonus amounts for each of Mr. Doyle, Mr. van Lingen and Ms. Daley by an average of approximately 10.0%, taking into account the same reasons for the associated increases in base salaries discussed above, while maintaining an appropriate allocation between base salaries and variable compensation. After giving effect to these increases, the annual target cash incentive bonus amounts for our named executive officers, other than Messrs. Condon and Morhardt, ranged from approximately 42.9% to 64.8% of that person’s base salary. Mr. Morhardt’s 2013 target cash incentive bonus amount under our Executive Cash Incentive Plan was $100,000, or 33.3% of his base salary, because as Chief Sales Officer, a significant portion of his target cash incentive bonus amount was tied to sales commissions. Mr. Morhardt’s 2013 commission-based target cash incentive amount was set at $200,000, or 66.7% of his base salary. As described in more detail below, Mr. Condon became an executive officer of the Company on October 1, 2013, and was not included in the Committee’s annual compensation review for 2013.

For purposes of the Executive Cash Incentive Plan, the financial performance of our Company for 2013 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit goals, the same measures used by the Committee in connection with the Executive Cash Incentive Plan in 2012. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our operating profit excludes amortization of acquisition-related intangible assets, reorganization costs, costs or credits associated with acquisition activities, stock-based compensation and net gains or losses from investments, as well as their related tax effects. The Committee may also adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders.

The Executive Cash Incentive Plan was structured as follows in 2013:

•

A matrix for 2013 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2013 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s recent levels of bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The minimum, target and maximum levels of bookings and operating profit under the Executive Cash Incentive Plan approved by the Committee were as follows (all dollars in thousands):

	Bookings	Operating Profit
Minimum:	$242,825	$26,822
Target:	$319,507	$30,480
Maximum:	$357,848	$36,576

•	If the Company’s target bookings and operating profit were both exactly achieved, the Executive Cash Incentive Plan allowed for the payment of 100% of a named executive officer’s target award.

•	If both bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award.

•	If one or both of the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 180% of a named executive officer’s target award.

The Company’s actual bookings and operating profit for 2013 were $294.4 million and $33.1 million, respectively, resulting in 100% of each named executive officer’s target award being payable, as is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” This illustrates the pay for performance structure of the compensation awarded to our named executive officers, as our 2013 bookings were below our target level but still within our target range, and our 2013 operating profit exceeded our target level. In addition, the total cash incentive plan compensation paid to Mr. Morhardt for 2013 included commissions of $145,599, or 72.8% of his targeted commissions for 2013.

As a non-executive employee of the Company through September 30, 2013, Mr. Condon participated in the Forrester Employee Bonus Plan with respect to 2013, rather than our Executive Cash Incentive Plan. Payouts under the Forrester Employee Bonus Plan are made quarterly in arrears and are based on the employee’s target award, as modified by performance against individual and, if applicable, team goals. Under the Forrester Employee Bonus Plan, a specified percentage of each employee’s target award is also conditioned upon the Company’s achievement of quarterly bookings and operating profit goals derived from the Company’s 2013 operating plan that was used to create the annual matrix for the Executive Cash Incentive Plan, as described above. Upon Mr. Condon’s promotion to Chief Research Officer effective October 1, 2013, his annualized target cash incentive award to be applied under the Forrester Employee Bonus Plan for the fourth quarter of 2013 was increased to $78,500, while he continued to remain eligible for commissions under our 2013 VP, Events Sales Compensation Plan through December 31, 2013, with an annual commission target of $41,500. Based on Company, individual and team performance relative to the applicable goals, in 2013 Mr. Condon received $51,079 under the Forrester Employee Bonus Plan, or 99.4% of his target cash incentive bonus amount, and commissions of $44,923, or 108.2% of his targeted commissions for 2013. In addition, on October 1, 2013 Mr. Condon received a one-time bonus of $10,000 in recognition of the fact that he would be performing two job functions during the transition period into his new role. Effective January 1, 2014, Mr. Condon will participate in the Executive Cash Incentive Plan and he will no longer be eligible for commission payments.

Long-term Equity Incentive Compensation.    Our equity awards generally consist of stock options and RSUs granted under our equity incentive plans. All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that the combination of RSUs and stock options serves to encourage retention while further aligning the interests of executives and stockholders, as the stock options have value only if our stock price increases from that at grant date, and both the RSUs and stock options have value only if the recipient continues to provide service to the Company through the vesting date. In addition, in structuring the awards, the Committee considered that if and when an RSU award vests, it provides immediate compensatory value to the executive. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2013, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and continued improvement in the Company’s operating margin. On May 24, 2013, the Committee reviewed and approved the grant of time-based RSUs and stock options to each of Ms. Daley and Messrs. Condon, Doyle, and van Lingen, effective June 3, 2013, as part of a grant of equity-based compensation to key employees across the Company. With respect to both the stock options and the RSUs, the Committee determined that the awards would vest 25% annually over four years. The stock options were granted at an exercise price of $36.18, which was equal to the closing market price of our common stock on the grant date of June 3, 2013.

On March 1, 2013, pursuant to our employment offer letter dated October 5, 2012 with Mr. Morhardt that had been previously approved by the Committee, Mr. Morhardt received an award of 6,737 RSUs, which vested in full on May 30, 2013. The number of RSUs was calculated with reference to, and designed to compensate Mr. Morhardt for, bonus opportunity foregone because Mr. Morhardt left his previous employment and joined Forrester at the end of 2012.

On September 25, 2013, in connection with their promotions to Chief Research Officer and Chief Product Officer, respectively, the Committee reviewed and approved the grant of additional stock options to each of Mr. Condon and Mr. van Lingen, effective October 1, 2013, that would vest 25% annually over four years. The stock options were granted at an exercise price of $36.84, which was equal to the closing market price of our common stock on the grant date of October 1, 2013.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2013.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees and to participate in our employee stock purchase plan, pursuant to which participants may elect to purchase shares of our stock on a semi-annual basis at a 15% discount based on the lower of the price of our stock at the beginning and end of each period. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology-related private equity investment funds. Certain of our key employees, including certain of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20.0 million commitment in these funds, we have not paid any bonuses under this plan. In May 2013, our Board of Directors approved an extension of this cash bonus plan until June 30, 2015.

Stock Retention Guidelines

In April 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million per year unless the compensation is performance-based. Because the compensation amounts paid to our executive officers are below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

Michael H. Welles

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2013, and one of our other highly compensated executive officers who resigned as an officer in September 2013. We refer to these officers as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
George F. Colony	2013	367,500	—	—	—	238,140	12,402	618,042
Chairman of the Board, Chief Executive Officer, and President	2012 2011	367,500 367,500	— —	— —	— —	— 88,200	10,596 10,439	378,096 466,139

Cliff Condon(4)	2013	237,665	10,000	101,628	179,320	96,002	8,823	633,438
Chief Research Officer

Michael A. Doyle	2013	361,125	—	203,257	162,455	173,875	10,875	911,587
Chief Financial Officer and Treasurer	2012 2011	330,750 330,750	80,500 —	169,050 154,151	147,232 140,226	— 56,700	10,596 10,433	738,128 692,260

Michael Morhardt	2013	300,000	—	185,604	—	245,599	9,168	740,371
Chief Sales Officer

Dennis van Lingen(5)	2013	314,952	—	116,157	190,922	134,979	26,105	783,115
Chief Product Officer; Chief Europe, Middle East, & Africa Officer	2012 2011	256,184 277,307	— —	88,339 104,606	101,430 95,154	— 45,162	21,917 23,364	467,870 545,593

Ellen Daley(6)	2013	283,500	—	145,178	116,039	121,500	252,634	918,851
Former Managing Director, Business Technology Client Group

(1)	Amounts represent a one-time bonus for Mr. Condon in connection with his promotion to the position of Chief Research Officer and a discretionary bonus approved by the Committee for Mr. Doyle.

(2)	These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2013 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.

(3)	2013 amounts include the following amounts of Company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $7,650; Mr. Condon, $7,650; Mr. Doyle, $7,650; Mr. Morhardt, $7,650; Mr. van Lingen, $18,309; and Ms. Daley, $7,650. Other amounts consist of group term life insurance premiums and miscellaneous other items. Amounts shown for Ms. Daley also include a severance payment of $225,000 related to Ms. Daley’s resignation from the Company, payable pursuant to an end of service agreement dated September 12, 2013 and amended October 9, 2013, as well as an unused vacation payout of $19,082.

(4)	Effective October 1, 2013, Mr. Condon, formerly our Vice President, Global Director of Events, became our Chief Research Officer.

(5)

Effective October 1, 2013, Mr. van Lingen, formerly our Managing Director, Marketing & Strategy Client Group, became our Chief Product Officer. All elements of Mr. van Lingen’s 2013 compensation, other than stock compensation-related expenses, reflect a translation from euros into U.S. dollars based on an exchange rate of 0.75332 euros per dollar, which was the average exchange rate during 2013. Mr. van Lingen’s compensation for 2012 and 2011 similarly reflect the average exchange rates for each of those years.

(6)	Ms. Daley resigned as an executive officer of the Company, effective September 30, 2013. Because of her total compensation received during 2013, Ms. Daley is listed as a named executive officer of the Company in the above table, but she was no longer an executive officer of the Company at December 31, 2013.

GRANTS OF PLAN-BASED AWARDS FOR 2013

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2013.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
George F. Colony	—	—	23,814	238,140	428,652	—	—	—	—

Cliff Condon	— 06/03/13 06/03/13 10/01/13	— 05/24/13 05/24/13 09/25/13	0 — — —	92,873 — — —	N/A — — —	— — 2,917 —	— 8,750 — 10,000	— 36.18 — 36.84	— 81,228 101,628 98,091

Michael A. Doyle	— 06/03/13 06/03/13	— 05/24/13 05/24/13	17,388 — —	173,875 — —	312,975 — —	— — 5,834	— 17,500 —	— 36.18 —	— 162,455 203,257

Michael Morhardt	— 03/01/13	— 09/29/12	10,000 —	300,000 —	N/A —	— 6,737	— —	— —	— 185,604

Dennis van Lingen(3)	— 06/03/13 06/03/13 10/01/13	— 05/24/13 05/24/13 09/25/13	12,750 — — —	127,499 — — —	229,498 — — —	— — 3,334 —	— 10,000 — 10,000	— 36.18 — 36.84	— 92,831 116,157 98,091

Ellen Daley	— 06/03/13 06/03/13	— 05/24/13 05/24/13	12,150 — —	121,500 — —	218,700 — —	— — 4,167	— 12,500 —	— 36.18 —	— 116,039 145,178

(1)	Except with respect to Messrs. Condon and Morhardt, consists of awards under our Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears. Our Executive Cash Incentive Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above. Mr. Morhardt’s “Target” amount includes the target amount he was eligible to receive under our Executive Cash Incentive Plan of $100,000 and target sales commissions of $200,000. Mr. Condon’s “Target” amount includes the target amount he was eligible to receive under the Forrester Employee Bonus Plan of $51,373 and target event sales commissions of $41,500. Mr. Condon’s threshold amount reflects the fact that his payout could be increased by as much as 50% or reduced to as little as zero, depending on achievement of specific individual and team goals. Without giving effect to any upward or downward adjustment for individual or team performance, the threshold, target and maximum possible payouts under the Forrester Employee Bonus Plan for Mr. Condon were $26,696, $51,373 and $82,197, respectively. There is no cap on Mr. Morhardt’s or Mr. Condon’s “Maximum” amount because there is no cap on possible commission payments.

(2)	Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2013 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units.
(3)

Threshold, target and maximum awards under our Executive Cash Incentive Plan for Mr. van Lingen reflect a translation from euros into U.S. dollars based on an exchange rate of 0.7975 euros per dollar, which was the exchange rate that the Company used for all financial planning purposes for 2013. The applicable amounts expressed in euros would be:

threshold, €10,168; target, €101,682; and maximum, €183,028. Applying the average exchange rate during 2013 of 0.75332 euros per dollar, which was used to calculate the actual amounts paid in the Summary Compensation Table, the same amounts expressed in U.S. dollars would be: threshold, $13,498, target, $134,979; and maximum, $242,962.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
George F. Colony	—	—		—	—	—		—

Cliff Condon	— — — 2,250 1,500 1,875 — —	— — — 750 1,500 5,625 8,750 10,000	(5) (6) (7) (8) (9)	— — — 29.86 33.03 33.81 36.18 36.84	— — — 03/31/2020 06/30/2021 05/13/2022 06/02/2023 09/30/2023	1,000 1,875 2,917 — — — — —	(2) (3) (4)	38,260 71,738 111,604 — — — — —

Michael A. Doyle	— — — 42,500 10,000 10,500 7,000 3,750 —	— — — — — 3,500 7,000 11,250 17,500	(10) (11) (12) (13)	— — — 25.20 25.25 29.86 33.03 33.81 36.18	— — — 09/30/2017 06/30/2019 03/31/2020 06/30/2021 05/13/2022 06/02/2023	4,667 3,750 5,834 — — — — — —	(2) (3) (4)	178,559 143,475 223,209 — — — — — —

Michael Morhardt	10,000	30,000	(14)	27.89	12/02/2022	—		—

Dennis van Lingen	— — — 7,500 17,500 7,500 7,500 4,750 2,250 — —	— — — — — — 2,500 4,750 6,750 10,000 10,000	(15) (16) (17) (18) (19)	— — — 27.35 27.11 25.25 29.86 33.03 33.81 36.18 36.84	— — — 09/06/2016 03/31/2018 06/30/2019 03/31/2020 06/30/2021 05/13/2022 06/02/2023 09/30/2023	3,167 2,250 3,334 — — — — — — — —	(2) (3) (4)	121,169 86,085 127,559 — — — — — — — —

Ellen Daley	—	—		—	—	—		—

(1)	The market value was calculated based on $38.26, the closing price per share of our common stock on December 31, 2013.

(2)

Consists of performance-based restricted stock units, the vesting of which is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2013. The restricted stock units can vest on April 1, 2014 as to 40%, 100% or 125% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met. Based on actual 2013 financial performance, the restricted stock units will be forfeited.

(3)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of May 14, 2014, May 14, 2015 and May 14, 2016.

(4)	Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of June 3, 2014, June 3, 2015, June 3, 2016 and June 3, 2017.

(5)	Stock options become exercisable on April 1, 2014.

(6)	Stock options become exercisable as to 750 shares on April 1, 2014 and 750 shares on April 1, 2015.

(7)	Stock options become exercisable as to 1,875 shares on May 14, 2014, 1,875 shares on May 14, 2015 and 1,875 shares on May 14, 2016.

(8)	Stock options become exercisable as to 2,187 shares on June 3, 2014, 2,187 shares on June 3, 2015, 2,188 shares on June 3, 2016 and 2,188 shares on June 3, 2017.

(9)	Stock options become exercisable as to 2,500 shares on October 1, 2014, 2,500 shares on October 1, 2015, 2,500 shares on October 1, 2016 and 2,500 shares on October 1, 2017.

(10)	Stock options become exercisable on April 1, 2014.

(11)	Stock options become exercisable as to 3,500 shares on April 1, 2014 and 3,500 shares on April 1, 2015.

(12)	Stock options become exercisable as to 3,750 shares on May 14, 2014, 3,750 shares on May 14, 2015 and 3,750 shares on May 14, 2016.

(13)	Stock options become exercisable as to 4,375 shares on June 3, 2014, 4,375 shares on June 3, 2015, 4,375 shares on June 3, 2016 and 4,375 shares on June 3, 2017.

(14)	Stock options become exercisable as to 10,000 shares on December 3, 2014, 10,000 shares on December 3, 2015 and 10,000 shares on December 3, 2016.

(15)	Stock options become exercisable on April 1, 2014.

(16)	Stock options become exercisable as to 2,375 shares on April 1, 2014 and 2,375 shares on April 1, 2015.

(17)	Stock options become exercisable as to 2,250 shares on May 14, 2014, 2,250 shares on May 14, 2015 and 2,250 shares on May 14, 2016.

(18)	Stock options become exercisable as to 2,500 shares on June 3, 2014, 2,500 shares on June 3, 2015, 2,500 shares on June 3, 2016 and 2,500 shares on June 3, 2017.

(19)	Stock options become exercisable as to 2,500 shares on October 1, 2014, 2,500 shares on October 1, 2015, 2,500 shares on October 1, 2016 and 2,500 shares on October 1, 2017.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2013

The following table sets forth information for the named executive officers regarding the value realized during 2013 by such executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
George F. Colony	—	—	—	—
Cliff Condon	18,625	195,712	625	22,463
Michael A. Doyle	—	—	1,250	44,925
Michael Morhardt	—	—	6,737	244,957
Dennis van Lingen	45,000	412,443	750	26,955
Ellen Daley	13,804	79,619	750	26,955

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. On October 5, 2012 we entered into an employment offer letter with Mr. Morhardt that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Morhardt his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We entered into a severance agreement dated September 12, 2013 and amended as of October 9, 2013 with Ms. Daley that provides for a lump sum end of service payment to Ms. Daley of $225,000 on or prior to February 1, 2014. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2013, the severance amounts that would have been payable to Messrs. Doyle and Morhardt if we had terminated their employment without Cause on December 31, 2013, and the amount payable to Ms. Daley pursuant to her severance agreement.

Name	Early Vesting of Stock Options Upon a Change of Control($)(1)	Early Vesting of Stock Awards Upon a Change of Control($)(2)	Severance Amount Upon Termination Without Cause ($)
George F. Colony	—	—	—
Cliff Condon	71,576	221,602	—
Michael A. Doyle	152,473	545,243	180,563
Michael Morhardt	311,100	—	150,000
Dennis van Lingen	110,880	334,813	—
Ellen Daley	—	—	225,000

(1)	This amount equals the difference between the exercise price of each option and $38.26, the closing price of our common stock on NASDAQ on December 31, 2013, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2013, the assumed date of the change of control.

(2)	This amount equals $38.26, the closing price per share of our common stock on December 31, 2013, multiplied by the number of unvested shares of our common stock underlying restricted stock units on December 31, 2013, the assumed date of the change of control.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2013

The following table shows the compensation that we paid during the year ended December 31, 2013 to each of our directors, other than Mr. Colony, whose compensation is reflected in “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Henk W. Broeders	25,000	120,339	145,339
Robert M. Galford	30,000	120,339	150,339
George R. Hornig	30,000	120,339	150,339
Gretchen G. Teichgraeber	25,000	120,339	145,339
Michael H. Welles	30,000	120,339	150,339

(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2013. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.

(2)	On May 14, 2013, each of the directors other than Mr. Colony received 3,478 restricted stock units.

(3)	At December 31, 2013, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Director	Options	RSUs
Henk W. Broeders	74,000	6,196
Robert M. Galford	39,625	6,196
George R. Hornig	24,000	6,196
Gretchen G. Teichgraeber	49,000	6,196
Michael H. Welles	61,500	6,196

Our non-employee directors receive an annual retainer of $20,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of each committee receiving an additional $5,000 per year. Each of these annual fees is payable quarterly in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

The Compensation and Nominating Committee of the Board of Directors has the authority under the Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan (“Equity Incentive Plan”) to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. After our 2013 annual meeting, our five non-employee directors at that time each received 3,478 restricted stock units, which equals the number of whole shares calculated by dividing $125,000 by $35.94, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal annual installments. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

Options granted to our non-employee directors prior to our 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors, and options granted to our non-employee directors prior to our 2012 annual meeting but after our 2006 annual meeting were made pursuant to our 2006 Stock Option Plan for Directors, as amended. Options granted under the 2006 Stock Option Plan for Directors become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2013 with Forrester’s management and with PricewaterhouseCoopers LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the PCAOB. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

George R. Hornig, Chairman

Henk W. Broeders

Michael H. Welles

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that except as stated below all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2013. Based on information contained in a Schedule 13G filed by Wellington Management Company, LLP with respect to its beneficial ownership of our common stock as of December 31, 2013, Wellington became a greater than 10% stockholder and accordingly should have filed a Form 3.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2013. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2014 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2014 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PwC and its affiliates for fiscal 2013 and fiscal 2012.

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$1,280,531	$958,436
Audit-Related Fees(2)	$—	$20,600
Tax Fees(3)	$163,691	$473,053
All Other Fees(4)	$1,800	$1,700

Total Fees	$1,446,022	$1,453,789

(1)	Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements. The amount in 2012 is for the audit of our U.S. defined contribution plan.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include licenses to web-based accounting and finance reference materials.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”). This vote is not intended to address any specific item of compensation, but rather overall compensation of our named executive officers and the policies and practices described in this proxy statement.

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.

•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.

•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•	We require that minimum threshold performance targets be achieved before any bonuses are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.

•

We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year vesting criteria, and require that the executive remain employed through the vesting date to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2015 must be received by December 1, 2014 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2015 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 13, 2015 and February 12, 2015. If the stockholder does not notify us by February 12, 2015, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 13, 2014.
Vote by Internet
• Go to www.envisionreports.com/FORR
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - George F. Colony	☐	☐	02 - Michael H. Welles	☐	☐

*To elect two Class I directors to serve until the 2017 Annual Meeting of Stockholders.

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.	☐	☐	☐

3.	To approve, by non-binding vote, Forrester Research, Inc. executive compensation.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Forrester Research, Inc.

Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 13, 2014

The undersigned appoints George F. Colony and Gail S. Mann, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140 at 10:00 a.m. on Tuesday, May 13, 2014, or any adjournments thereof, for the purposes set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1, 2 and 3.

(Continued and to be voted on reverse side.)